Exhibit 10.30

RESEARCH AGREEMENT

(Non-Clinical)

This Agreement (“Agreement”) entered into this 1st day of July, 2022 (“Effective Date”), by and between the University of Miami, (“University”) and Jupiter Neurosciences, Inc. (“Company”) to conduct a study entitled: EVALUATION of JOTROL in PARKINSON’S DISEASE MODELS (“Study”) as described in the protocol/scope of work attached hereto as Exhibit A and made a part hereof.

1. Principal Investigator.

The Principal Investigator(s) for University shall be Shaun Brothers. The Technical Director(s) for Company shall be Alison D. Silva.

2. Amount of Funding.

The amount of the funding for the conduct of the Study is $72,844.00 (Exhibit B). One-Hundred percent (100%) of this amount will be paid by Company to University. $24,000 to be paid upon execution of this Agreement, $24,000 upon first dosing of JOTROL in the animals and the remaining amount, $24,844 upon completion of final study result report. Amendments to the original agreement must be paid in full (100%) upon execution.

All payments shall be paid to the

University of Miami (Tax I.D. # 59-0624458)
and sent to:
Office of Research Administration
PO Box 405803
Atlanta, GA 30384-5803

Also mail a copy to:	Shaun Brothers
1501 NW 10th Ave, Room 416
Miami, Florida 33136-1012

It is expected that grant funds will be expended in general accordance with the budget attached. Actual expenditures may vary at the discretion of University. Upon completion of the Study, any unexpended funds will be retained by University.

3. Reporting Requirements (if any).

A study report will be sent to the Company after completion and receipt of the final payment.

4. Term of Agreement.

Performance of this Agreement shall begin upon the Effective Date and shall continue for a period of one (1) year unless earlier terminated pursuant to this Agreement. Either Company or University may terminate this Agreement upon thirty (30) days written notice for any reason.

In the event of such termination, both Company and the University shall take all reasonable steps to cancel further costs in connection with this agreement. Company and University will be entitled to reimbursement for costs and non-cancelable obligations incurred prior to effective day of the termination, except in no event shall such reimbursement exceed the total amount stipulated in Section 2.

5. Confidential Information.

The parties may disclose to each other certain confidential and proprietary information and materials relating to the Study, or other proprietary information of a technical, business or other nature for the purpose of facilitating, supporting and/or conducting the Study. All confidential and proprietary information exchanged by the parties shall constitute “Confidential Information.”

Each party agrees that, for a period of five (5) years following the termination or expiration of this Agreement, it shall retain in confidence the Confidential Information of the other party, and will prevent disclosure of such Confidential Information to third parties. Such restriction shall not apply to Confidential Information which:

a)	was available to the general public or otherwise part of the public domain prior to or at the time of disclosure to the receiving party;
b)	became generally available to the public or otherwise part of the public domain after its disclosure to the receiving party other than through an act or omission of the receiving party;
c)	was already properly known to the receiving party at the time of disclosure to the receiving party as evidenced by prior written records of the receiving party;
d)	was properly disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation of confidentiality to the disclosing party not to disclose such information to others;
e)	was published pursuant to Section 6 of this Agreement; or
f)	was independently developed by employees of the receiving party without reference to the disclosing party’s Confidential Information.

6. Publication Rights.

University shall have publication privileges in reference to the Study. Company agrees that the Principal Investigator for the University shall be permitted to publish in journals, theses, dissertations, or other formats of their own choosing, and to present at symposia and national or regional professional meetings, the methods and results of the Study, subject to the following. At least thirty (30) days in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party, University shall furnish Company copies of the proposed publication, abstract, theses, dissertations or presentation. The purposes for such prior submission are: (i) to provide Company with the opportunity to review and comment on the contents of the proposed publication or presentation; (ii) to identify any Confidential Information to be deleted from the proposed publication or presentation (excluding Study data and results); and (iii) to allow time for any patentable subject matter to be identified. Company shall provide any comments to University within thirty (30) days of receipt of the proposed publication or presentation. University shall give due consideration to any comments made by Company however, University shall have no obligation to incorporate Company’s comments into the publication. University hereby agrees to delete from the proposed publication any Confidential Information which Company requests University to delete but only to the extent such deletion does not preclude the complete and accurate presentation and interpretation of the Study results. Company shall have thirty (30) days after receipt of the proposed publication or presentation to object to the proposed publication or presentation on the grounds that there is patentable subject matter that needs protection. In the event Company makes such objection, the University shall refrain from making such publication or presentation for no longer than sixty (60) days from the date of receipt of such objection (unless extended by written agreement of the Parties) in order for patent application(s) directed to the patentable subject matter contained in the proposed publication or presentation to be filed.

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In any publication in connection with the Study, University shall acknowledge the contributions of Company as scientifically appropriate.

University shall furnish all data resulting from this Study to the Company.

7. Intellectual Property.

Ownership of inventions, discoveries, works of authorship and other developments existing as of the Effective Date hereof, and all patents, copyrights, Confidential Information, trade secret rights and other intellectual property rights therein (collectively, “Pre-existing Intellectual Property”), is not affected by this Agreement, and neither party shall have any claims to or rights in any Pre-existing Intellectual Property of the other party, except as may be otherwise expressly provided in any other written agreement between them.

Title to any inventions or discoveries conceived or reduced to practice by Company pursuant to conducting the Study shall belong to Company (“Company Inventions”). Title to any inventions or discoveries conceived or reduced to practice by University that are related to or arise out of the Study or any improvements made by University upon materials provided by Company for the conduct of the Study shall be owned jointly by both Company and the University (“Joint Inventions”). Title to any other inventions or discoveries conceived or reduced to practice by University pursuant to conducting the Study shall belong to University (“University Inventions). University shall retain, at all times, a non-exclusive worldwide royalty free license to use Company Inventions and Company’s interest in Joint Inventions to perform the Study, for its internal educational, non-commercial research, and patient care purposes, and to comply with any applicable laws and regulations.

8. Indemnification.

Each party shall be solely responsible for the payment of any and all claims for loss, personal injury, death, property damage, or otherwise arising out of any act or omission of its employees or agents in connection with the performance of its obligations under this Agreement. Each party agrees to indemnify and hold the other party harmless from any and all claims, loss, damages, costs, expenses, actions, lawsuits and judgments thereon including attorneys’ and experts’ fees and costs through the appellate levels (the “Indemnifying Party”) made against or incurred by the other party (the “Indemnified Party”) arising out of or relating to any act or omission of the Indemnifying Party, its agents and employees.

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The provisions of this paragraph and paragraph 8 shall continue after the termination of this Agreement.

9. Insurance.

Company agrees to carry and keep in force, at its expense, general liability insurance with limits not less than $1,000,000 per occurrence and $2,000,000 aggregate to cover liability for damages on account of bodily or personal injury or death to any person, or damage to property.

Prior to execution of this Agreement, Company shall provide a certificate of insurance or a self-insurance letter (if Company is self-insured) stating the limits of coverage.

10. University Employees

Unless otherwise approved in writing by University, only University employees shall participate in any professional and technical activities of this Study. Company agrees to release, hold harmless and indemnify University from and against any and all losses, claims, or damages, including bodily injury or death or property damage, and including attorney fees through the appellate level, suffered by Company, and its agents and employees while on University premises, or arising out of or relating to any act or omission of Company, its agents and employees, provided that such loss, claim or damage does not arise out of negligence of University.

11. Use of Name.

Company agrees that it will not under any circumstances use the name of University or any faculty or employee in advertising, press release, publicity, or other public announcement, written or verbal, whether to the public press or otherwise, without the express written permission of University Assistant Vice President for Business Services, Humberto Speziani. University shall acknowledge Company’s support of the research program under this Agreement in scientific publications and other scientific communications.

12. Materials.

All equipment and materials acquired for use in connection with the Study will be the property of University at the termination of the Agreement. Except as may be otherwise provided in this Agreement, title to any equipment provided by Company to University shall pass to University at the time of delivery thereof to University. Any assays, sequences, clones, mutants, or technologies not directly related to the Company’s technology, developed or discovered by the investigators shall be the property of the investigators in accordance with University of Miami policies.

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13. WARRANTIES.

UNIVERSITY MAKES NO WARRANTIES, EXPRESS OR IMPLIED AND HEREBY DISCLAIMS ALL SUCH WARRANTIES, AS TO ANY MATTER WHATSOEVER INCLUDING, WITHOUT LIMITATION, THE CONDITION OF THE RESEARCH OR ANY INVENTION(S) OR PRODUCT(S), WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT; OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT. UNIVERSITY SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY ANY LICENSEE OR ANY THIRD PARTIES RESULTING FROM THE USE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT.

The provisions of this paragraph shall continue beyond the termination of this Agreement.

14. Federal Regulations.

No human subject testing shall be conducted under this Agreement. Any studies involving the use of vertebrate animals shall comply with all state and federal statutes, rules and regulations governing animal care and use. Any studies involving isotopes must comply with any and all applicable state and federal rules, regulations and statutes. Recombinant DNA research shall be performed in accordance with regulations promulgated as Guidelines for Research Involving Recombinant DNA Molecules, U.S. Department of Health and Human Services, Public Health Service, National Institutes of Health.

15. Conflicts.

In the event there is a conflict with the terms of this Agreement, the protocol/scope of work or any other documents pertaining to this Study, the terms of this Agreement shall govern.

16. Governing Law.

This Agreement shall be governed by the laws of the State of Florida.

17. Notices.

All notices which either party is required to give to the other in conjunction with this Agreement shall be in writing, and shall be given by certified mail, return receipt requested, or by delivering the same personally, or by courier or Federal Express (or comparable overnight courier) to such other party, or by facsimile (with confirmation by any other method accepted herein). Any notice given by certified mail shall be deemed to have been received three (3) days following the date of mailing. If hand delivered or delivered by same day or overnight courier or by facsimile, such notice shall be deemed to have been received on the date of delivery to the party being noticed. All notices shall be sent to the addresses specified below:

University of Miami

Attn: Exec. Director, Office of Research

Administration

1320 S. Dixie Highway,

Gables One Tower, #650

Coral Gables, FL 33146-1320

Email: CRIS@med.miami.edu

cc:

Shaun Brothers

1501 NW 10th Ave

Room 416

Miami, Florida 33136-1012

Email: sbrothers@med.miami.edu

Jupiter Neurosciences, Inc.

Attn: Christer Rosén

1001 N US HWY 1, Suite 504

Jupiter, FL 33477

Email: c.rosen@jupiterneurosciences.com

cc: Alison Silva

Email: a.silva@jupiterneurosciences.com

cc: Marshall hayward

Email: m.hayward@jupiterneurosciences.com

18. Entire Agreement.

There are no oral agreements with respect to the subject matter of this Agreement which are not fully expressed herein. No representations, understanding, or agreements have been made or relied upon in the making of this Agreement other than those specifically set forth herein. This Agreement can only be modified by a writing signed by duly authorized representatives of both parties.

[Remainder of page left intentionally blank]

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IN WITNESS THEREOF, the parties have executed this agreement by their duly authorized officers on the date first herein set out:

UNIVERSITY OF MIAMI:	COMPANY:

/s/ Brandon Stickland, JD	/s/ Christer Rosén
Authorized Organizational Representative	Authorized Company Representative

Brandon Strickland, JD,	Christer Rosén
Exec. Director, Office of Research Admin	Chairman and CEO
Name and Title	Name and Title

June 21, 2022	June 21, 2022
Date	Date

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EXHIBIT A

Protocol/Scope of Work

Center for Therapeutic Innovation, University of Miami Miller School of Medicine

EVALUATION of JOTROL

in PARKINSON’S DISEASE MODELS

Shaun Brothers, PhD, MBA

Candace H. Carriere, PhD

Confidential	1

Center for Therapeutic Innovation, University of Miami Miller School of Medicine

PROPOSAL OVERVIEW

The investigations proposed here aim to first, validate JOTROL as a preclinical candidate for the treatment of Parkinson’s disease (PD). Second, to determine that this drug represents the best possible candidate as compared to currently available treatment options. To validate other candidates in the same drug series, such as unformulated resveratrol and piceatannol for response and efficacy. To begin to work out the mechanism of action for this compound to alleviate motor dysfunction. To validate the mechanism of this drug in animals and animal models of PD. To determine whether the high blood concentrations of JOTROL will be meaningfully achieved and how this translates to its therapeutic efficacy in this disease state, similarly to its potential clinical relevance for other neurological diseases as Alzheimer’s disease and MPSI. Finally, we aim to begin the data gathering process that is necessary to enable human experimentation and clinical trials. Particularly for this, the experimental approach was modeled on the identical ways in which current clinical candidates for PD were validated for having human therapeutic potential.

PROJECT GOAL

Overall Goal: Evaluate JOTROL activity in a classic toxin model of Parkinson’s disease in mice.

Objective 1: Validate the protective capacity of JOTROL in a unilateral intracranial MPTP model using motor behavioral testing.

●	The neuroprotective capacity of JOTROL will be evaluated on general health and motor behaviors of animals unilaterally microinfused with MPTP. Well validated PD behavioral tests will be utilized following the infusion of either vehicle or toxin, including open-field, grip strength, rotarod, L-DOPA responsivity and methamphetamine-induced rotations, while also monitoring the animals’ weights throughout the duration of the study.

Objective 2: Validate protective capacity of JOTROL on dopaminergic neurons in the SN and dopamine content in the striatum.

●	The neuroprotective actions of JOTROL will be determined by assessing altered tyrosine hydroxylase (TH) activity in the SN, TH, dopamine transporter (DAT), dopamine and GABA content in the striatum and other analyses of basal ganglia neuronal populations involved in PD and motor function. This will be conducted in the unilateral MPTP model of PD and control animals that were treated with JOTROL.

Confidential	2

Center for Therapeutic Innovation, University of Miami Miller School of Medicine

PROPOSED PROJECT SCHEDULE

TIMELINE	PROPOSED TREATMENT	PROPOSED WORK
Baseline Behavior
WEEK 1	None	Weights Open-Field Test
Grip Strength
Rotarod

Stereotaxic Surgery
	Unilateral Infusion with either Vehicle or MPTP into the SN and MFB (50 µg)	C57/BL6 Mice (30+ grams), N=8/group (Total: 40 mice) 5 Groups:
WEEK 2	Daily oral gavage of Vehicle or JOTROL starting same day of surgery (first dose immediately after surgery completion)	Sham-infused, Vehicle-treated Sham-infused, JOTROL-treated MPTP-infused, Vehicle-treated MPTP-infused, JOTROL-treated (Low Dose: 25 mg/kg) MPTP-infused, JOTROL-treated (High Dose: 50 mg/kg)

WEEK 3	Daily oral gavage of Vehicle or JOTROL	Recovery Week – remove wound clips 7-10 days post-op Weights

WEEK 4	Daily oral gavage of Vehicle or JOTROL	Weights Open-Field Test Grip Strength Rotarod

WEEK 5	Daily oral gavage of Vehicle or JOTROL	Weights Open-Field Test Grip Strength Rotarod

WEEK 6	Daily oral gavage of Vehicle or JOTROL	Weights Open-Field Test Grip Strength Rotarod

Week 7	Daily oral gavage of Vehicle or JOTROL	Weights Open-Field Test Grip Strength Rotarod

Week 8	Daily oral gavage of Vehicle or JOTROL	Weights L-DOPA Responsivity: Grip Strength & Rotarod

Week 9	Daily oral gavage of Vehicle or JOTROL Methamphetamine, i.p. (5 mg/kg)	Weights Methamphetamine-induced Rotations

Week 10	Daily oral gavage of Vehicle or JOTROL	Weights Open-Field Test Grip Strength Rotarod

Week 11	Daily oral gavage of Vehicle or JOTROL	Transcardial Perfusions or Fresh Tissue Collection

Week 12+	N/A	Western Blot & HPLC Analysis of Brain Samples

Confidential	3

Center for Therapeutic Innovation, University of Miami Miller School of Medicine

BACKGROUND

Parkinson’s disease (PD), the second most common age-related neurodegenerative disorder after Alzheimer’s disease1,2, is characterized by the loss of dopamine-producing neurons within the substantia nigra pars compacta (SN) of the direct motor pathway, which in turn contributes to postsynaptic dopamine depletion within the striatum. This loss of dopamine functionality results in motor behavioral deficits including uncontrollable tremor, postural imbalance, rigidity and slowness of movement3. The severity of motor symptoms is due to the loss of tyrosine hydroxylase (TH)-positive dopaminergic neurons in the SN4. Presently, PD therapeutic options available only address symptoms and primarily include dopamine replacement therapy with levodopa (L-DOPA)5–9. L-DOPA was approved for the treatment of PD in the late 1960s and is the most widely used prescription drug for PD10,11. Since L-DOPA/carbidopa therapy only helps to control motor symptoms of PD and does not prevent or slow disorder progression, it is important to advance understanding of idiopathic PD onset and progression.

The specific etiology of PD remains unknown although there are genetic and environmental factors linked to disease development. Several causative monogenetic mutations have been identified12–14. However, only a small percentage of cases (~10%) are the result of inheritable genetic mutations1. The remaining cases (~90%) are sporadic or idiopathic in origin, although evidence suggests that exogenous toxins such as cyanide, trace metals, organic solvents and exposure to pesticides increase the risk of developing PD15–19. Epidemiological studies have demonstrated a strong link between environmental pesticide exposure with increased incidence of PD in humans20–26. Indeed, idiopathic PD and the underlying epigenetic changes, have long been modeled using neurotoxins, including 6- hydroxydopamine (6-OHDA) and 1-methyl-4-phenyl-1,2,3,6-tetrahydropyridine (MPTP), which all target dopaminergic neurons and lead to a parkinsonian syndrome.

Several animal models exist that produce irreversible behavioral and molecular effects, such as those observed with this disease. The most extensively studied animal model of PD uses 6-hydroxydopamine (6-OHDA). 6-OHDA is a hydroxylated analogue of the naturally occurring neurotransmitter, dopamine, with a high affinity for the dopamine transporter and was the first model used to study PD 27. 6-OHDA is unable to cross the blood-brain barrier so local injection is required in order to obtain the desired effects28,29. When 6-OHDA is injected into the substantia nigra (SN) or medial forebrain bundle (MFB), it selectively accumulates in dopamine neurons resulting in anterograde degeneration and cell death30. When 6-OHDA is infused into the striatum retrograde degeneration of the nigrostriatal pathway also occurs causing a substantial loss of striatal dopamine and SN dopaminergic neurons31,32. Unilateral infusions with 6-OHDA also produce considerable motor deficits as a result of dopamine depletion, the extent of which can be assessed by evaluating rotational behavior following administration of either amphetamine or apomorphine28,33. Unfortunately, 6-OHDA does not induce all pathological features of PD, as α-synucleinopathy and the formation of Lewy bodies do not occur27,34.

The link between mitochondria and Parkinson’s disease was first postulated in 1979 after a college student had attempted to synthesize the heroin analog 1-methyl-4-phenyl-4-propionoxypiperidine (MPPP), but accidentally contaminated the drug with 1-methyl-4-phenyl-1,2,3,6-tetrahydropyridine (MPTP), such that when he self-administered the drug, he began to suffer from Parkinsonism-like symptoms 25. This effect was observed again in 1982 when a young group of illicit drug users developed very progressive parkinsonian symptoms following intravenous administration of MPPP that was contaminated with MPTP 1,35. Research revealed that MPTP can easily cross the blood-brain barrier where it is oxidized into 1-methyl-4-phenylpyridinium (MPP+) by the enzyme monoamine oxidase B 36. Due to its similarity in structure to dopamine, MPP+ is taken up by the dopamine transporter, leading to inhibition of complex I (nicotinamide adenine dinucleotide (NADH)-ubiquinone oxireductase) activity of the electron transport chain and, ultimately, cell death 30,37. Furthermore, animal studies revealed that

Confidential	4

Center for Therapeutic Innovation, University of Miami Miller School of Medicine

MPTP and other inhibitors of mitochondrial function, such as the pesticide rotenone, produce many of the same characteristics observed in Parkinson’s disease including behavioral deficits, nigrostriatal degeneration, and protein aggregation 38–45.

MPTP can cross the blood-brain barrier due to its high lipophilicity, where it is oxidized in glial cells and serotonergic neurons to 1-methyl-4-phenyl-2,3-dihydropyridinium (MPDP+), catalyzed by monoamine oxidase B 46. MPDP+ is very unstable and spontaneously oxidizes to MPP+. MPP+ is then released into the extracellular space and taken up via the dopamine transporter, where it targets mitochondria and inhibits complex I activity of the electron transport chain. This leads to a decrease in the production of adenosine triphosphate (ATP), while increasing the generation of reactive oxygen species, resulting in neuronal cell death 27,30. MPTP is one of the most commonly used animal models for this disorder, as administration of this toxin results in motor symptoms and dopaminergic deterioration along the nigrostriatal pathway that are very similar to that observed in Parkinson’s disease 47. The shortcomings associated with this technique include an inconsistency in the loss of other monoaminergic neurons, such as those located in the locus coeruleus, and a lack of Lewy body formation 34.

Due to the current level of understanding of the disease, diagnosis of patients with PD only occurs once individuals exhibit dysfunctional motor symptoms, indicating that those suffering from the disorder have already lost at least 50% of their dopaminergic neuron population in the SN and up to or exceeding 80% of the dopaminergic content in their striatum48. Therefore, preventative therapies or strategies for preventing the onset or slowing the rate of progression are necessary for the treatment of PD, however such interventions are not currently available. As mentioned previously, the therapeutic options currently available only address either motor or non-motor symptom management, and primarily include the use of the hallmark dopamine replacement therapy, levodopa (L-DOPA). L-DOPA was approved for the treatment of PD in the late 1960s and is the most widely used prescription drug for PD10,11. L-DOPA is absorbed by the intestines, crosses the blood-brain barrier, where it is converted into dopamine in the brain. It is typically combined with carbidopa or catechol-O-methyltransferase (COMT) inhibitors which prevent the breakdown of L-DOPA before it can reach the brain, prolong the duration of action of L-DOPA and limits its side effects. Treatment with L-DOPA/carbidopa or COMT inhibitors can be effective throughout the course of the disease, but due to the progressive nature of PD, increased dosages of the drug may be required over time to help control symptoms49,50. Motor complications are very common with chronic L-DOPA treatment, with up to 50% of patients experiencing some form of motor dysfunction within 2-5 years, and between 80-100% reporting symptoms after 10 years of therapy. These motor symptoms primarily take the form of the development of dyskinesia (involuntary movements) and/or motor fluctuations, where symptoms are not controlled and can come on gradually (L-DOPA effect wears off before the next dose) or suddenly and unpredictably51–53.

Beyond motor symptom management with the highly regarded combination L-DOPA/carbidopa, PD patients may also be prescribed other common treatments for motor impairments which include: dopamine agonists (mimic the effect of dopamine in the brain, can be used alone or in combination with other PD medications, including L-DOPA, and are less likely to lead to negative motor side effects, as compared to L-DOPA, but are also less effective for controlling motor deficits), monoamine oxidase B inhibitors (prevents the breakdown of dopamine in the brain by reducing the activity of the enzyme monoamine oxidase, can be used alone or in combination with other treatments, and offer mild symptomatic benefit in early cases of PD where the use of dopaminergic therapy is wished to be delayed or avoided), anticholinergic drugs (acetylcholine levels are increased in PD and these treatments restore the balance between this neurotransmitter and dopamine, which act to help control tremor and sometimes dystonia) and amantadine medications (act on the dopamine and glutamate neurotransmitter systems and are used to treat dyskinesia and mild PD symptoms). Another treatment option available for some patients with poorly controlled motor fluctuations is deep brain stimulation, where wires are implanted into targeted basal ganglia regions and stimulated using a remote device. The use of deep brain stimulation has shown to be effective at reducing motor symptoms and improves overall quality of life, although there are potential negative side effects associated with the procedure including speech and cognitive impairment, altered gait, and neuropsychiatric sequelae, along with surgical risks54–60. In addition to the motor problems associated with PD, there are non-motor symptoms which can be a result of the disease itself or due to the medications used to treat the disorder. Such non-motor complications include constipation, dementia, depression or anxiety, drooling, fatigue, orthostatic hypotension, pain (directly relating to the disease, muscle pain from dystonia or bradykinesia, or injury from falls as a result from balance or walking issues), psychosis (hallucinations or delusions), sexual dysfunction, sleep disturbances, and urinary symptoms that can lead to incontinence58,61–63. This current lack of available therapies for PD patients to slow or halt the rate of progression is disparaging and are necessary for the treatment of PD, however such interventions are not currently available, thus urging the need for better therapeutic treatment options.

Confidential	5

Center for Therapeutic Innovation, University of Miami Miller School of Medicine

Several small molecule libraries were screened for protection in differentiated SH-SY5Y (dopaminergic neurons, verified using dopamine markers) treated with 6-OHDA or MPTP. Several hit compounds were found and upon validation there were several outstanding hits, but most interesting was that of resveratrol. Trans-resveratrol is a naturally occurring phytochemical found in red wine, blueberries, and many other fruits and legumes. In studies exploring clinical efficacy, it has been demonstrated that resveratrol must be administered at high doses due to its low bioavailability. In a randomized double-blind phase II clinical trial, the Alzheimer’s Disease (AD) Cooperative Study group demonstrated that administration of up to 2 grams of resveratrol per day to AD patients resulted in stabilization of Aβ40 and Aβ42 accumulation in both CSF and plasma64. This 12-month trial began with a dosage of 500 mg daily, increasing by 500 mg every 3 months to a maximum of 1 g b.i.d. Initial dosages in this study were likely inadequate, as positive effects were obtained after only 6-12 months of resveratrol treatment; population pharmacokinetics (PK) evaluation shows that even at the highest administered dose at steady state, only about 200 ng/ml of plasma resveratrol were achieved at Cmax. Literature reports have detailed the poor bioavailability of resveratrol due to first-pass metabolism65. To pursue this research, the investigators determined that a significantly higher bioavailability or oral resveratrol would be required to safely achieve therapeutic benefits. In the 12-month AD resveratrol study, side effects included weight loss and gastro-intestinal problems such as nausea and diarrhea that are associated with high dosage. From a pharmacodynamic viewpoint, only high dose resveratrol has achieved therapeutic benefit; importantly, some studies provide population PK data. In Friedreich’s Ataxia, a rare genetic disorder that leads to progressive nervous system degeneration and motor deficits due to mitochondrial dysfunction, positive clinical (neurological) outcomes were achieved with 5 grams (!) resveratrol/day66. Plasma Cmax levels under 200 ng/ml did not show benefits. Further, 5 grams of resveratrol in healthy individuals gives an average peak plasma Cmax of 539±384 ng/mL, which is approximately 2.4 µmol/L, which is inadequate to elicit any beneficial biological effects as the activity of resveratrol at the biological level is observed in vitro at concentrations of 10-100 µmol/L67–69. Importantly for our purposes, resveratrol protected dopaminergic neuronal cell death in the presence of rotenone in the in vitro assay by 3 standard deviations as compared to vehicle.

Trans-piceatannol is a derivative of resveratrol, both of which have been found to be beneficial in mucopolysaccharidosis I (MPSI), an autosomal recessive genetic disorder in which the alpha-L-iduronidase (IDUA) enzyme is greatly depleted or absent from the affected individual resulting in a buildup of the glycosaminoglycans (GAGs) heparan and dermatan sulfate GAGs. The buildup of these polysaccharide sugars in lysosomes leads to cellular disruption, inflammation, cognitive decline and others. Eventually organ failure occurs, followed by death70. Resveratrol and piceatannol have demonstrated therapeutic potential by upregulating IDUA enzyme activity, although piceatannol has approximately 10-fold lower potency than resveratrol. While not much is known about piceatannol in humans, resveratrol has been extensively studied in humans with at least 49 clinical trials completed or ongoing in adults. No clinical trials of piceatannol have apparently been performed to date. No clinical trials of resveratrol have apparently been performed in children.

Confidential	6

Center for Therapeutic Innovation, University of Miami Miller School of Medicine

Resveratrol appears to be very safe for administration to humans. Resveratrol is available over the counter from sources such as for example GNC. Available formulations for resveratrol include 500 mg capsules, 15 mg/ml DMSO injectable solutions, oral solutions and sublingual capsules, though some of these are perhaps not from trusted sources or have validated drug content. There is also apparently a transdermal patch, likely from an untrusted source, for which it is unclear what the time-lag, steady-state plasma levels, maximal exposure and dermal permeability to resveratrol are, and therefore the transdermal delivery is the least favorable for achieving high blood/brain concentrations of resveratrol. Injectable forms also appear to be quite low in initial concentration. This route is also considered suboptimal for once daily dosing. Sublingual administration clearly has benefits to circumventing first-pass liver metabolism, but it is unclear whether resveratrol passes into the bloodstream quickly enough to achieve high AUC and Cmax. Anecdotal evidence also suggests that sublingual dosing requires holding the drug under the tongue for 30 minutes or more. This could become problematic with twice or thrice daily dosing, whereupon compliance is expected to be low. Oral administration is therefore considered to be the optimal route for resveratrol administration. However, there are problems with first-pass liver metabolism reducing the overall drug residence time (AUC) and maximal concentration in the blood stream (Cmax; both are measures of how well the body takes up a drug and keeps it around, in this case the higher these are, the better). Since resveratrol demonstrates myriad of properties relevant to the treatment of PD and showed potential utility at high doses in preclinical studies, the clear problem became how to deliver resveratrol in a highly bioavailable form that is well tolerated. We evaluated several advanced drug delivery approaches to address this problem. However, transdermal or trans-buccal delivery is infeasible and the high blood levels required coupled with rapid metabolism make infusion or injection routes impractical.

Resveratrol is poorly soluble in water, and after absorption in the gut is rapidly degraded by first pass liver metabolism65. Micronizing resveratrol prior to ingestion can improve bioavailability and adding components e.g., as emulsions or liposomes, may provide some benefits. The physio-chemical properties of resveratrol suggest absorption and bioavailability would be improved if it could be presented as a lipid like nutrient. Lipids pass into the lymph and avoid first pass liver metabolism. When resveratrol is dissolved in a lipophilic phase and is stabilized in the form of droplets in an aqueous environment in emulsions, resveratrol can be retained in a phospholipid layer in liposomes. This can increase the bioavailability as compared to the native form, but formulations of this type, such as liposomes, are extremely unstable and are not resistant to the gastric milieu.

We therefore developed a novel oral formulation of resveratrol (termed JOTROL), which shows significantly better PK properties than the current best version of resveratrol (micronized). JOTROL is a stable micellar formulation for oral administration for use as a pharmaceutical product in which the bioavailability of resveratrol is enhanced and avoids first pass metabolism (the formulation was granted European patent protection EP3468535). JOTROL provides a unique solubilization product consisting of resveratrol, a mixture of polysorbate 80 and polysorbate 20 as well as at least one medium-chain triglyceride and tocopherol. The structure of JOTROL is micellar with a size of approximately 30 nm, like the structure of the naturally formed physiological mixed micelles containing water-insoluble compounds in its core, which is enclosed by ambiphilic molecules. The higher bioavailability, which is obtained by the product micellation, is based on the independence of this transport system from the limiting parameters in the formation of the physiological mixed micelle. It is important to appreciate the product micellar character as an “encapsulation and transport medium”. Resveratrol micellar formulation increases peak blood plasma levels at least 10-fold more than non-formulated resveratrol. Our preliminary data show that JOTROL is pharmacologically active in rodent brain. A pilot human exposure experiment showed similar results. Importantly, a reduction of body burden is also expected to result in fewer side effects. Further, JOTROL has been approved for clinical trials for MPSI, with a view toward using it in other neurological diseases such as Friedreich’s Ataxia and Alzheimer’s disease, demonstrating its potential utility to progress into clinical phases for a spectrum of neurological disorders.

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EXPERIMENTAL APPROACH

Goal: Evaluate Resveratrol and JOTROL Activity in Parkinson’s Disease (PD) Toxin Models

Objective 1: Validate the protective capacity of JOTROL in a unilateral intracranial MPTP model using motor behavioral testing.

The activity of unformulated resveratrol and JOTROL will be validated in an intracranial MPTP model of PD and sham-infused C57/BL6 mice, this approach has been directly modeled based upon work that is currently in phase II clinical trials for other drugs71–74. In this milestone, we will work to validate the overall neuroprotective capacity of JOTROL on general health and motor behavior. Firstly, animals will be microinfused with either vehicle (sham-infused controls) or MPTP using stereotaxic surgery to deliver these insults to both the substantia nigra pars compacta (SN) and medial forebrain bundle (MFB) of the nigrostriatal pathway. Animals are expected to recover within 24 hours and wound clips removed 7-10 days post-surgery. Following surgery, animals will undergo a functional observation battery (FOB) which is a noninvasive systemic neurological examination to detect gross functional deficits following exposure to chemicals. Observations of the animals will begin with their general behavior in their home cage, followed by measuring the animal’s general locomotion in an open-field test. Behaviors will be ranked (present/absent, or on a scale) and include body posture, activity, coordination of movement, respiration rate, lacrimation, grimace, righting response, arousal, ease of removal, handling reactivity, body weight, urination/defecation, and presence of stereotypy or self-mutilation75. For the open-field test, animals will be placed in a PVC apparatus during their dark phase, and will be allowed 5 minutes for exploration, and 5 minutes for testing. During testing, locomotion, occupancy in the outer/inner areas and rearing will be measured. Weight measurements will continue daily to continue monitoring the health of the animals (Fig. 1).

Once the general health of the animals has been established (no endpoints reached) we will begin assessing the animals’ functional ability in several different motor and cognitive behavioral tests including:

Open Field. Spontaneous activities of the mice will be examined in the open field for 15 minutes (5 min of habituation and 10 min for testing). Both horizontal (locomotion) and vertical activities (rearing) are monitored by an overhead high-definition video recorder secured to the ceiling and behavior will be assessed using Ethovision software (unbiased)40,41,76. During testing, the total locomotion, occupancy in the outer/inner areas, wall climbs, and rearing will be measured, with those animals infused with a toxin most likely to display deficits in rearing, increased wall climbs and time in the outer area near the wall. Those treated with JOTROL are expected to display activities like those infused with vehicle (sham), with such dysfunctional motor behaviors abolished.

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Grip Strength. Animals are placed in the center of a wire mesh screen consisting of 12 mm squares of 1 mm diameter wire. The screen is rotated to an inverted position 40 cm above a darkened padded surface (so the animal cannot see the ground). The amount of time from the point the animal reaches the inverted position until the mouse falls off, or when the animal is removed because the criterion time of 180 seconds has been reached, will be recorded and the average of three trials is used for analysis (Fig. 2)77. Animals infused with a toxin are expected to demonstrate reduced grip strength. We anticipate that JOTROL will improve the grip strength deficit that occurs in PD models.

Rotarod. Mice are placed on the rods at 4 rpm and then accelerated over 30 seconds from 4 to 40 rpm. The maximum velocity (rpm) and the latency to fall (min) is recorded. Animals are tested twice with approximately 30 minutes between each trial and the average is used (Fig. 3)78. Animals infused with a toxin are predicted to display poor time and speed during testing, however successful treatment with JOTROL should eradicate any motor concerns.

L-DOPA-responsive Behavior. Each animal will be tested for response to L-DOPA by first injecting carbidopa (2 mg/kg, i.p.) 20 min before administering L-DOPA (20 mg/kg, i.p.), 3 weeks after surgery then every 3 weeks throughout the duration of the study. Rotarod activity will be conducted as described above, between 30 and 120 min after receiving the L-DOPA injection (well within the therapeutic window of L-DOPA88). To assess locomotor activity and forelimb asymmetry, animals are placed in the open field apparatus for 10 min to reach baseline activity levels. Animals will then receive carbidopa (2 mg/kg, i.p.) 20 min before administering L-DOPA (20 mg/kg, i.p.) and then returned to the same apparatus for a further 120 min. L-DOPA is expected to temporarily restore motor function to near normal levels in toxin-infused mice, so no changes or any other improvements are expected with JOTROL treatment.

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Rotation-induced Behavior. Two weeks following surgery, animals will be injected with methamphetamine (5 mg/kg, i.p.; we hold necessary DEA licensure and currently have methamphetamine in house) and recorded in the same PVC apparatus as the open-field test. Mice will habituate to their environment for 10 min before contralateral and ipsilateral turns are recorded for 90 min (Fig. 4)29,82. This test will be conducted no more than bi-weekly to reduce desensitization to the drug. We expect JOTROL treatment will reduce the number of rotations in response to methamphetamine (sham-infused animals are not expected to rotate).

It is important to note that all testing will be conducted during the wake cycle of mice (at night, during their dark phase) and experimenters will be blinded to treatment conditions.

High plasma concentrations may be required and therefore we will work to secure large quantities of JOTROL. This may therefore necessitate having it synthesized by a chemistry lab and if so then, overall quality must be high with a purity expected to be >99.5%.

Readouts from daily JOTROL treatment are expected to have a positive impact on behavioral assays by attenuating motor deficits and neurological dysfunction resulting from the unilateral infusion of MPTP. Resultant behavioral effects will provide fundamental insight into the underlying mechanisms that are involved in governing the key mechanisms involved in PD pathophysiology and provide crucial knowledge about which neuromolecular pathways are relevant.

Objective 2: Validate protective capacity of JOTROL on dopaminergic neurons in the SN and dopamine content in the striatum.

The neuroprotective power of JOTROL will be determined by assessing any altered circuitry patterns in the unilateral MPTP model of PD and control animals that were treated with vehicle or JOTROL. In this sub-milestone, animals will be evaluated for dopaminergic integrity along the nigrostriatal pathway and dopamine content in the striatum. This will be conducted as follows:

Protein Extraction and Western Blot Analysis of Dopaminergic and GABAergic Markers and Cell Populations in ex vivo Brain Tissue. Animals will be anesthetized and rapidly decapitated for rapid brain harvest. Brain dissections will be conducted on a sterile petri dish over ice to retrieve separate hemispheres of the midbrain (SN) and striatal tissue. Samples retrieved will be stored at -80°C until testing. Samples will be rinsed and lysed using Mammalian Protein Extraction Reagent (MPER) supplemented with Halt Protease Inhibitor cocktail (Thermo Scientific). The samples will be frozen for at least 6 hours and thawed to promote lysis, and the samples will also be sonicated. Samples will then be centrifuged for 10 minutes at 14,000 x g. The supernatant will be transferred to new tubes and Bicinchoninic Acid (BCA) assay (Pierce) will be conducted and measured using the EnVision plate reader (PerkinElmer) to quantify protein.

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For western blots, the Criterion Blotter Western Blot system will be used (Bio-Rad). 30 ug of total protein in Laemmli sample buffer will be boiled for 10 minutes at 95-100°C. The samples will be loaded into 10% gels (Bio-Rad) with electrophoresis set to 60-100V. The protein in the gel will be transferred to PVDF membranes by wet-transfer at 100V for 30 minutes. The membranes will be blocked in 5% milk for one hour at room temperature, probed with primary antibodies overnight at 4°C in 5% BSA and with secondary antibodies for 1 hour at room temperature in 5% BSA. The blots will be visualized by C-DiGit Blot Scanner (Li-Cor) and the images quantified using ImageJ. Primary antibodies for dopaminergic and GABAergic populations and markers will be used including anti-TH, anti-DAT, anti-NeuN, anti-parvalbumin, anti-somatostatin, anti-dopamine receptor 1, anti-dopamine receptor 2, and β-actin (control). Secondary antibodies for each primary will be used for visualizing these proteins (Fig. 6)40.

HPLC Analysis. To assess dopamine and GABA content in the striatum, we will again assess the fresh tissue samples collected as listed above. Striatal tissue will be lysed in 0.5 M perchloric acid. The levels of dopamine and GABA will be measured using the Reversed-phase Ultimate 3000 HPLC system with ECD detector and a reversed-phase column and analysed under the control of Chromeleon™ 7.2 Chromatography Data system. The mobile phase is a mixture of 1.3% NaAc, 0.5% sodium 1-heptanesulfonate, 0.01% EDTA (adjusted to pH 4.0 with 100% acetic acid), 2% methanol (v/v), and 7% Acetonitrile (v/v). All solutions for HPLC analysis will be double filtered through a 0.2 µm membrane and degassed before use, and the flow rate will be set to 1 mL/minute.

SUMMARY

We present here an enabling plan for clinical trials to evaluate JOTROL for the treatment of Parkinson’s disease (PD). Resveratrol and JOTROL appear to be safe, and any positive outcomes will serve to enable PD clinical trials. Milestones presented here are accompanied by go-no-go criteria, and costs associated with additional milestones will be discontinued at any time should such criteria not be met.

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Center for Therapeutic Innovation, University of Miami Miller School of Medicine

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Center for Therapeutic Innovation, University of Miami Miller School of Medicine

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EXHIBIT B

Budget

BUDGET

PERSONNEL	7/1/2022 - 6/30/2023	Effort	Total	Total
NAME	ROLE IN PROJECT	%	Salary	FB	TOTALS
Shaun Brothers	PD/PI	3%	4,900	1,343	6,243
Candace Carriere	Post Doc	20%	12,645	3,465	16,110
			Total personnel		22,353
EQUIPMENT
Digital mouse sterotaxic fame					8,495
Equipment total					8,495

SUPPLIES (Technical)					8,237
Supplies subtotal					8,237

OTHER EXPENSES
Gas anesthesia mask/earbars/infusion pump					3,365
Animal related expenses					7,966
Other Expenses subtotal					11,331

TOTAL DIRECT COSTS					$50,416

TOTAL INDIRECT COSTS (53.5%)					$22,428

GRAND TOTAL					$72,844

1